Exhibit 4.5

DESCRIPTION OF SECURITIES

As used herein, references to “we,” “our” or “us” are to CBRE Acquisition Holdings, Inc. Terms used, but not defined, herein have the meanings given to such terms in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Form 10-K”).

We are a Delaware corporation and our affairs are governed by our second amended and restated certificate of incorporation (our “charter”) and the Delaware General Corporation Law, or “DGCL”. Pursuant to our charter, we are authorized to issue 260,000,000 shares of common stock, $0.0001 par value per share, including 250,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock, as well as 1,000,000 shares of preferred stock, $0.0001 par value per share. The following description summarizes certain terms of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as set out in more detail in our charter, our specimen SAILSM Security Certificate, our specimen Class A Common Stock Certificate, our specimen Warrant Certificate, and the Warrant Agreement, dated December 10, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “warrant agreement”), in each case as filed or incorporated by reference as exhibits to our Form 10-K. Because the following description is only a summary of certain terms of such securities, it may not contain all the information that is important to you. For a complete description of the rights and preferences of our securities, we urge you to read our charter, the warrant agreement, and the applicable provisions of the DGCL.

As of December 31, 2020, we had three classes of securities registered under Section 12 of the Exchange Act, our SAILSM    (Stakeholder Aligned Initial Listing) securities, our Class A common stock, and our warrants. In addition to these three classes of securities, we had shares of our Class B common stock (also referred to as our “alignment shares”) outstanding, which were not registered under Section 12 of the Exchange Act, but were convertible into our Class A common stock.

SAILSM Securities

Each SAILSM security consists of one share of Class A common stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.00 per share, subject to adjustment as described in the warrant agreement. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of our Class A common stock. This means only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants have been issued upon separation of the SAILSM securities and only whole warrants are traded.

The shares of Class A common stock and warrants comprising the SAILSM securities began separate trading on February 1, 2021.

The SAILSM securities will automatically separate into their component parts and will not be traded after completion of our business combination.

Common Stock

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of shares of Class A common stock and holders of shares of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders including the election of directors, except as required by law or the rules of the NYSE then in effect. Holders of Class B common stock are entitled to vote together with the holders of all other classes of common stock in the election of directors; provided that holders of our Class B common stock will have the right to elect all of our directors prior to our business combination and holders of our Class A common stock will not be entitled to vote thereon. The provisions of our charter related to this Class B stockholder voting right prior to our business combination and certain other pre-business combination activities may only be amended with the approval of holders of at least 65% of our outstanding common stock entitled to vote thereon. Unless specified in our charter or amended and restated bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of shares of our common stock that are voted is required to approve any matter voted on by our stockholders (other than the election of directors), and the affirmative vote of a majority of our Class B common stock is required to approve the election of directors prior to our business combination. In addition, pursuant to our charter, the powers, preferences or relative, participating, optional or other special rights of the alignment shares, may be amended only with the prior vote or written consent of the holders of a majority of the alignment shares then outstanding, voting as a single class.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year (except for those directors appointed prior to our first annual meeting of stockholders). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the alignment shares voting for the election of directors can elect all of the directors, prior to our business combination. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our charter authorizes the issuance of up to 250,000,000 shares of Class A common stock, if we were to enter into a business combination, we may (depending on the terms of such business combination) be required to increase the number of shares of Class A common stock which we are authorized to issue at the same time as our stockholders vote on the business combination to the extent we seek stockholder approval in connection with our business combination.

In accordance with The New York Stock Exchange (the “NYSE”) corporate governance requirements, we are required to hold an annual meeting no later than one year after our first full fiscal year end following our listing on the NYSE. Under Section 211(b) of the DGCL, we are required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our amended and restated bylaws, unless such election is made by written consent in lieu of such a meeting. In addition, as holders of shares of our Class A common stock, our public stockholders do not have the right to vote on the election of directors prior to completion of our business combination. As a result, we may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is was initially $10.00 per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriter. In addition, we will provide our public stockholders with the opportunity to redeem all or a portion of their public shares in connection with a stockholder vote to approve an amendment to our charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an business combination within 24 months (or 27 months from the consummation of our initial public offering (“IPO”) if we have executed a letter of intent, agreement in principle or definitive agreement for our business combination within 24 months from the consummation of our IPO but have not completed our business combination within such 24-month period) from the closing of the IPO or with respect to other specified provisions relating to stockholders’ rights or pre-business combination activity. The redemption rights include the requirement that a beneficial owner must identify itself in order to validly redeem its shares. Our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any alignment shares and any public shares they hold in connection with the completion of our business combination.

If a stockholder vote is not required by applicable law or stock exchange listing requirements in conjunction with our business combination and we do not decide to hold a stockholder vote for business or other reasons, we will, pursuant to our charter, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing our business combination. Our charter requires these tender offer documents to contain substantially the same financial and other information about our business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law or stock exchange listing requirements, or we decide to obtain stockholder approval for business or other reasons, we will, like many special purpose acquisition companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our business combination only if a majority of the shares of outstanding common stock voted are voted in favor of our business combination (or, if the applicable rules of the NYSE then in effect require, a majority of the outstanding shares of Class A common stock held by public stockholders are voted in favor of the business transaction). Unless restricted by NYSE rules, a quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. Unless restricted by NYSE rules, Class B common stock held by our sponsor, director and officers will count towards such quorum. However, the participation of our sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in the IPO prospectus), if any, could result in the approval of our business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of our outstanding shares of common stock, non-votes will have no effect on the approval of our business combination once a quorum is obtained.

If we seek stockholder approval of our business combination and we do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, our charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares of Class A common stock sold in the IPO, which we refer to as the “Excess Shares,” without our prior consent. However, this limitation on redeeming Excess Shares will not impact our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our business combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete our business combination. As a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our business combination, our sponsor, officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote any alignment shares and any public shares held by them in favor of our business combination. As a result, in addition to the votes of alignment shares held by our sponsor, directors and officers, we would need 15,093,750, or approximately 37.5% (assuming all outstanding shares are voted), or 2,515,625, or 6.25% (assuming only the minimum number of shares representing a quorum are voted) of the 40,250,000 public shares sold in the IPO to be voted in favor of a business combination in order to have such business combination approved (or, if the applicable rules of the NYSE then in effect require approval by a majority of the votes cast by public stockholders, we would need 20,125,001 of public shares sold in the IPO to be voted in favor of a transaction in order to have such business combination approved). Additionally, each public stockholder may elect to redeem its public shares without voting, and if it does vote, irrespective of whether it votes for or against the proposed transaction. These quorum and voting thresholds and the letter agreement may make it more likely that we will consummate our business combination.

Pursuant to our charter, if we do not complete our business combination within 24 months (or 27 months, as applicable) from the consummation of our IPO, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any);

and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their alignment shares if we fail to complete our business combination within 24 months (or 27 months, as applicable) from the closing of the IPO. However, if our sponsor, directors or officers acquire public shares after the IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of capital stock, if any, having preference over our common stock.

Our stockholders have no preemptive or other subscription rights.

There are no sinking fund provisions applicable to our common stock.

Alignment Shares

The alignment shares are designated as shares of Class B common stock and are different from the shares of Class A common stock included in the SAILSM securities in several important ways, including that: (i) only holders of the alignment shares have the right to vote on the election of directors prior to our business combination, (ii) the alignment shares are subject to certain transfer restrictions, as described in more detail below, (iii) our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any alignment shares and public shares they hold in connection with the completion of our business combination, (B) to waive their redemption rights with respect to any alignment shares and public shares they hold in connection with a stockholder vote to approve an amendment to our charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated a business combination within 24 months (or 27 months, as applicable) from the closing of the IPO or with respect to other specified provisions relating to stockholders’ rights or pre-business combination activity and (C) to waive their rights to liquidating distributions from the trust account with respect to any alignment shares they hold if we fail to complete our business combination within 24 months (or 27 months, as applicable) from the closing of the IPO, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our business combination within such time period. If we submit our business combination to our public stockholders for a vote, our sponsor, officers and directors have agreed (and their permitted transferees will agree) to vote their alignment shares and any public shares purchased during or after the IPO in favor of our business combination; and (iv) on the last day of each measurement period (as defined below), which will occur annually over ten fiscal years following consummation of our business combination (and, with respect to any measurement period in which we have a change of control or in which we liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such measurement period), 201,250 of the shares of Class B common stock will automatically convert into shares of Class A common based upon the total return (as further described herein) of our outstanding equity capital as of the relevant measurement date above the price threshold.

The alignment shares are entitled to a number of votes representing 20% of our outstanding common stock prior to the completion of our business combination. Following completion of our business combination, the alignment shares will be entitled to one vote per share.

For so long as any alignment shares remain outstanding, we may not, without the prior written consent of the holders of a majority of the alignment shares then outstanding take certain actions such as to (i) amend, alter or repeal any provision of our charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock, (ii) change our fiscal year, (iii) increase the number of directors on the board, (iv) pay any dividends or other distributions or effect any split on any of our capital stock, (v) adopt any stockholder rights plan,

(vi) acquire any entity or business with assets at a purchase price greater than 10% or more of our total assets measured in accordance with generally accepted accounting principles in the United States or the accounting standards then used by us in the preparation of our financial statements, (vii) issue any shares of Class A common stock in excess of 5% of the number of our shares of Class A common stock outstanding upon the consummation of the IPO or that would otherwise require a stockholder vote pursuant to the rules of the stock exchange on which the shares of our Class A common stock are then listed or (viii) issue any shares of Class B common stock. As a result, the holders of the alignment shares may be able to prevent us from taking such actions that some public stockholders may believe are in our interest. Any action required or permitted to be taken at any meeting of the holders of alignment shares may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all alignment shares were present and voted.

For purposes of this section, “distribution” means any payment of dividends, cash, other consideration or distribution of equity securities of the company or any of its affiliates to holders of our common stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock split, stock dividend, share distribution, rights offering or similar transaction. The fair market value of any distribution, other than cash, shall be determined in accordance with our charter.

The alignment shares create an incentive structure that we believe aligns the interests of all stakeholders and will reward sustained, long-term performance. We believe that this structure is more consistent with our sponsor’s long-term investment approach and different from the incentives for sponsors in most other special purpose acquisition companies. This long-term incentive structure for our sponsor and management team is reflected in the terms of the 2,012,500 alignment shares issued to our sponsor, directors and officers.

Alignment shares conversion

On the last day of each measurement period, which will occur annually over ten fiscal years following consummation of our business combination (and, with respect to any measurement period in which we have a change of control or in which we liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such measurement period), 201,250 alignment shares will automatically convert, subject to adjustment as described herein, into shares of our Class A common stock (“conversion shares”), as follows:

•

if the sum (such sum, the “Total Return”) of (i) the VWAP, calculated in accordance with “—Volume weighted average price” below, of shares of our Class A common stock for the final fiscal quarter in such measurement period and (ii) the amount per share of any dividends or distributions paid or payable to holders of our Class A common stock, the record date for which is on or prior to the last day of the measurement period, does not exceed the price threshold (as defined below), the number of conversion shares for such measurement period will be 2,013 shares of Class A common stock;

•

if the Total Return exceeds the price threshold but does not exceed an amount equal to 130% of the price threshold, then the number of conversion shares for such measurement period will be the greater of (i) 2,013 shares of Class A common stock and (ii) 20% of the difference between the Total Return and the price threshold, multiplied by (A) the sum (such sum (as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions), the “Closing Share Count”) of (x) the number of shares of Class A common stock outstanding immediately after the closing of the IPO (including any exercise of the over-allotment option) and (y) if in connection with the business combination there are issued any shares of Class A Common Stock or Equity-Linked Securities (as defined below), the number of shares of Class A common stock so issued and the maximum number of shares of Class A common stock issuable (whether settled in shares or in cash) upon conversion or exercise of such Equity-Linked Securities, divided by (B) the Total Return; and

•

if the Total Return exceeds an amount equal to 130% of the price threshold, then the number of conversion shares for such measurement period will be the greater of (i) 2,013 shares of Class A common stock and (ii) the sum of (x) 20% of the difference between an amount equal to 130% of the price threshold and the price threshold and (y) 30% of the difference between the Total Return and an amount equal to 130% of the price threshold, multiplied by (A) the Closing Share Count, divided by (B) the Total Return.

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The term “measurement period” means (i) the period beginning on the date of our business combination and ending with, and including, the first fiscal quarter following the end of the fiscal year in which we consummate our business combination and (ii) each of the nine successive four-fiscal-quarter periods.

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The “price threshold” will initially equal $10.00 for the first measurement period and will thereafter be adjusted at the beginning of each subsequent measurement period to be equal to the greater of (i) the price threshold for the immediately preceding measurement period and (ii) the VWAP for the immediately preceding measurement period (in each case, as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions).

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For purposes of the above calculation, “Equity-Linked Securities” means securities (other than the public warrants and the private placement warrants) issued by the company and/or any entities that (after giving effect to completion of the business combination) are subsidiaries of the company that are directly or indirectly convertible into or exercisable for shares of Class A common stock, or for a cash settlement value in lieu thereof.

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The foregoing calculations will be based on our fiscal year and fiscal quarters, which may change as a result of our business combination. Each conversion of alignment shares will apply to the holders of alignment shares on a pro rata basis. If, upon conversion of any alignment shares, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to such holder.

We include the following hypothetical scenarios solely for the purpose of illustrating the number of shares of Class A common stock that would be issued upon conversion of the alignment shares during one measurement period, assuming the Closing Share Count is 70,000,000 (putatively comprised of 40,250,000 shares of Class A common stock included as part of the SAILSM securities sold in the IPO and an additional 29,750,000 shares of Class A common stock issued subsequent to the IPO), assuming the VWAP is $9.00 for the first fiscal quarter following the first fiscal year during which we consummate our business combination and assuming that no dividends or distributions have been paid or are payable on shares of Class A common stock during the initial measurement period, then the Total Return would be $9.00 per share and the 201,250 alignment shares would convert into 2,013 shares of Class A common stock following the close of the initial measurement period.

In contrast, assuming the VWAP is $11.00 for the first fiscal quarter following the first fiscal year during which we consummate our business combination (rather than $9.00) and dividends and distributions equal to $1.00 per share of Class A common stock were paid or payable during the initial measurement period (rather than no dividends or distributions), the Total Return would be $12.00, which exceeds the initial $10.00 price threshold, but is less than 130% of the initial $10.00 price threshold. The conversion value would be calculated as 20% of the $2.00 per share appreciation above $10.00, or $0.40 per share, multiplied by 70,000,000 shares of Class A common stock or $28,000,000. This conversion value would then be divided by the Total Return of $12.00, which yields 2,333,333 shares of Class A common stock. Thus, the 201,250 alignment shares would convert into 2,333,333 shares of Class A common stock following the close of the initial measurement period.

Continuing with the example above, at the end of the second measurement period, assuming the Total Return is $11.00, the 201,250 alignment shares at year end would convert into only 2,013 shares of Class A common stock because the Total Return for the second measurement period of $11.00 is less than the price threshold of $12.00. If the Total Return for the second measurement period was instead $16.00, then the 201,250 alignment shares would convert into 3,858,750 shares of Class A common stock. The Total Return of $16.00 would exceed the price threshold of $12.00 by $4.00, or a 33.3% increase. The conversion value would be calculated as the sum of (i) 20%

of $3.60 (the excess over $12.00 of a price equal to 130% of $12.00), or $0.72, and (ii) 30% of $0.40 (the difference between the Total Return and 130% of $12.00), or $0.12, multiplied by 70,000,000 shares of Class A common stock or $58,800,000. Such amount would then divided by the Total Return of $16.00, which yields 3,675,000 shares of Class A common stock.

The tables below provide an illustration of the number of conversion shares each tranche of alignment shares shall convert into based on the Price Threshold and Total Return for a given measurement period, based on a Closing Share Count of 70,000,000 shares of Class A common stock:

Annual Conversion Shares

	Total Return ($)
Price Threshold ($)	$8.00	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00
$10.00	1,750	1,750	1,750	1,272,727	2,333,333	3,230,769	4,500,000	5,600,000	6,562,500	7,411,764
$10.50	1,750	1,750	1,750	636,363	1,750,000	2,692,307	3,675,000	4,830,000	5,840,625	6,732,352
$11.00	1,750	1,750	1,750	1,750	1,166,666	2,153,846	3,000,000	4,060,000	5,118,750	6,052,941
$11.50	1,750	1,750	1,750	1,750	583,333	1,615,384	2,500,000	3,290,000	4,396,875	5,373,529
$12.00	1,750	1,750	1,750	1,750	1,750	1,076,923	2,000,000	2,800,000	3,675,000	4,694,117
$12.50	1,750	1,750	1,750	1,750	1,750	538,461	1,500,000	2,333,333	3,062,500	4,014,705
$13.00	1,750	1,750	1,750	1,750	1,750	1,750	1,000,000	1,866,666	2,625,000	3,335,294
$13.50	1,750	1,750	1,750	1,750	1,750	1,750	500,000	1,400,000	2,187,500	2,882,352
$14.00	1,750	1,750	1,750	1,750	1,750	1,750	1,750	933,333	1,750,000	2,470,588
$14.50	1,750	1,750	1,750	1,750	1,750	1,750	1,750	466,666	1,312,500	2,058,823
$15.00	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	875,000	1,647,058
$15.50	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	437,500	1,235,294
$16.00	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	823,529
$16.50	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	411,764
$17.00	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750
$17.50	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750
$18.00	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750
$18.50	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750
$19.00	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750
$19.50	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750
$20.00	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750

	Total Return ($)
Price Threshold ($)	$18.00	$19.00	$20.00	$21.00	$22.00	$23.00	$24.00	$25.00
$10.00	8,166,666	8,842,105	9,450,000	10,000,000	10,500,000	10,956,521	11,375,000	11,760,000
$10.50	7,525,000	8,234,210	8,872,500	9,450,000	9,975,000	10,454,347	10,893,750	11,298,000
$11.00	6,883,333	7,626,315	8,295,000	8,900,000	9,450,000	9,952,173	10,412,500	10,836,000
$11.50	6,241,666	7,018,421	7,717,500	8,350,000	8,925,000	9,450,000	9,931,250	10,374,000
$12.00	5,600,000	6,410,526	7,140,000	7,800,000	8,400,000	8,947,826	9,450,000	9,912,000
$12.50	4,958,333	5,802,631	6,562,500	7,250,000	7,875,000	8,445,652	8,968,750	9,450,000
$13.00	4,316,666	5,194,736	5,985,000	6,700,000	7,350,000	7,943,478	8,487,500	8,988,000
$13.50	3,675,000	4,586,842	5,407,500	6,150,000	6,825,000	7,441,304	8,006,250	8,526,000
$14.00	3,111,111	3,978,947	4,830,000	5,600,000	6,300,000	6,939,130	7,525,000	8,064,000
$14.50	2,722,222	3,371,052	4,252,500	5,050,000	5,775,000	6,436,956	7,043,750	7,602,000
$15.00	2,333,333	2,947,368	3,675,000	4,500,000	5,250,000	5,934,782	6,562,500	7,140,000
$15.50	1,944,444	2,578,947	3,150,000	3,950,000	4,725,000	5,432,608	6,081,250	6,678,000
$16.00	1,555,555	2,210,526	2,800,000	3,400,000	4,200,000	4,930,434	5,600,000	6,216,000
$16.50	1,166,666	1,842,105	2,450,000	3,000,000	3,675,000	4,428,260	5,118,750	5,754,000
$17.00	777,777	1,473,684	2,100,000	2,666,666	3,181,818	3,926,086	4,637,500	5,292,000
$17.50	388,888	1,105,263	1,750,000	2,333,333	2,863,636	3,423,913	4,156,250	4,830,000

$18.00	1,750	736,842	1,400,000	2,000,000	2,545,454	3,043,478	3,675,000	4,368,000
$18.50	1,750	368,421	1,050,000	1,666,666	2,227,272	2,739,130	3,208,333	3,906,000
$19.00	1,750	1,750	700,000	1,333,333	1,909,090	2,434,782	2,916,666	3,444,000
$19.50	1,750	1,750	350,000	1,000,000	1,590,909	2,130,434	2,625,000	3,080,000
$20.00	1,750	1,750	1,750	666,666	1,272,727	1,826,086	2,333,333	2,800,000

We believe our stakeholder-aligned carried interest structure gives us a competitive advantage in our ability to attract and negotiate a favorable transaction with a high-quality business. We believe that this competitive advantage arises from two key factors. First, our alignment shares will only provide our sponsor, officers and directors with significant value if our Class A common stock, following our business combination, experiences price appreciation, which we believe aligns our interests with the interests of both our public stockholders and continuing stockholders of any targets we may seek to acquire. Second, unlike founder shares in a typical SPAC, which can create significant stockholder dilution immediately upon a business combination, the alignment shares will convert into shares of our Class A common stock over a 10-year period, consistent with our long-term investment horizon. The structure incentivizes our sponsor, directors and officers to invest in a business where CBRE expects to have a strategic partnership and ties their economic interests to the long-term performance of the acquired company, not to short-term returns. Importantly, unlike most SPACs, our sponsor will receive a financial benefit that is directly coupled to the value that is created for the investors.

We include the following hypothetical scenarios solely for the purpose of illustrating the cumulative number of shares of Class A common stock that would be issued upon conversion of the alignment shares as a percentage of the total outstanding shares of Class A common stock given the assumptions set forth in the illustrations.

Assuming throughout the 10 year conversion period there are 200,000,000 total shares of Class A common stock outstanding (40,250,000 shares of Class A common stock included as part of the SAILSM securities sold in the IPO, an additional 29,750,000 shares of Class A common stock issued subsequent to the IPO and in connection with the business combination and 130,000,000 shares of Class A common stock issued to the sellers in the business combination) on each of the relevant measurement dates:

(i) if the Total Return for each of the relevant measurement periods equates to 5.0% appreciation in the value of our Class A common stock, compounded annually, then upon the measurement date occurring in the fifth and the tenth years following the business combination, assuming the sponsor, officers and directors have not previously sold any shares of Class A common stock, the sponsor, officers and directors’ percentage of the total shares of Class A common stock would equal 1.6% and 3.2%, respectively; and

(ii) if the Total Return for each of the relevant measurement periods equates to a 10.0% appreciation in the value of our Class A common stock, compounded annually, then upon the measurement date occurring in the fifth and the tenth years following the business combination, assuming the sponsor, officers and directors have not previously sold any shares of Class A common stock, the sponsor officers and directors’ percentage of the total shares of our Class A common stock would equal 3.1% and 6.0%, respectively.

In a typical SPAC structure, the founder shares would convert into 20.0% of the Class A common stock issued in the initial public offering upon the consummation of the business combination. For comparison purposes to the scenarios above only, assuming the same 200,000,000 total shares of Class A common stock outstanding, the founder shares of a typical SPAC would equate to 4.4% of the total shares of the Class A common stock. These shares of the Class A common stock would be immediately issued to the initial stockholders upon the consummation of the business combination, such shares would typically only be subject to a one year lock-up, and their number would hold no relationship to changes in the value of the equity of the post-business combination entity. In other words in a typical SPAC, the sponsor can generate a significant return, even if the return to public stockholders after the business combination remains flat or even is negative.

The outstanding Class A common stock share count, stock price appreciation and other assumptions in the foregoing illustrative scenarios are hypothetical and presented for illustrative purposes only, and the actual share count, stock price performance and other factors post-business combination may be significantly different.

The conversion shares will be deliverable no later than the tenth day following the last day of each applicable measurement period. The conversion shares will be delivered no later than 10:00 a.m., New York City time, on the date of issuance. We are required to publicly announce the number of conversion shares to be issued no less than two business days prior to issuance.

Volume weighted average price

“VWAP” per share of our Class A common Stock on any trading day means the per share volume weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the company) page “VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, the market price of one share of Class A common stock on such trading day determined, using a volume weighted average method, by an independent financial advisor retained for such purpose by the company). “VWAP” for a period of multiple trading days means the volume-weighted average of the respective VWAPs for the trading days in such period.

Change of control

Upon a change of control occurring after our business combination (but not in connection with our business combination), for the measurement period in which the change of control transaction occurs, the 201,250 alignment shares will automatically convert into conversion shares (on the business day immediately prior to such event), as follows:

•

if, prior to the date of such change of control the alignment shares have already cumulatively converted into a number of shares of Class A common stock equal in the aggregate to at least 5% of the Closing Share Count (the “5% Threshold Amount”), the number of conversion shares will equal the greater of (i) 2,013 shares of Class A common stock and (ii) the number of shares of Class A common stock that would be issuable based on the excess of the Total Return above the price threshold as described above with such Total Return calculated based on the purchase price or deemed value agreed upon in the change of control transaction rather than the VWAP for the final fiscal quarter in the relevant measurement period;

•

if, prior to the date of the change of control the alignment shares have not already cumulatively converted into a number of shares of Class A common stock equal in the aggregate to at least the 5% Threshold Amount, the number of conversion shares will equal the greater of (i) the 5% Threshold Amount less any shares of Class A common stock previously issued upon conversion of alignment shares and (ii) the number of shares that would be issuable based on the excess of the Total Return above the price threshold described above with the Total Return calculated based on the purchase price or deemed value agreed upon in the change of control transaction rather than the VWAP for the final fiscal quarter in the relevant measurement period; and

•

to the extent any remaining tranches of 201,250 alignment shares remain outstanding, each remaining tranche of 201,250 alignment shares will automatically convert into 2,013 shares of our Class A common stock.

A change of control is the occurrence of any one of the following after the consummation our business combination (but not in connection with our business combination) if any of the following occurs: (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their respective employee benefit plans, (A) has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common stock representing more than 50% of the voting power of our common stock and (B) has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing that an event described in clause (A) has occurred; provided, however, that a “person” or “group” will not be deemed a beneficial owner of, or to own beneficially, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” or any of their affiliates until such tendered securities are accepted for purchase or exchange thereunder; (b) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change from no par value to par value, a change in par value or a change from par value to no par value, or changes resulting from a subdivision or combination) as a result of which all of our common stock would be converted into, or exchanged for, stock, other securities, or other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which all of the Class A common stock will be converted into cash, securities or other property or assets (including any combination thereof); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our or our consolidated assets, taken as a whole, to any person or entity (other than one of our wholly owned subsidiaries, and other than a pledge or hypothecation of assets (but not foreclosure in respect thereof)); provided, however, that a transaction described in clauses (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common equity of the continuing or surviving entity immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction will not be deemed to be a change of control pursuant to this clause (b); (c) our stockholders approve any plan or proposal for our liquidation or dissolution (other than a liquidation or dissolution that will occur contemporaneously with a transaction described in clause (b)(B) above); or (d) our Class A common stock ceases to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors); provided, however, that a transaction or transactions described in clauses (a) or (b) above will not constitute a change of control, if at least 90% of the consideration received or to be received by the holders of our common stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions, consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the equity interests into which the alignment shares convert.

Preferred Stock

Our charter authorizes 1,000,000 shares of undesignated preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of our board of directors to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public stockholders’ warrants

Each whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.00 per share, subject to adjustment as discussed below, at any time commencing on the later of (x) one year from the closing of the IPO and (y) 30 days after the completion of our business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants have been issued upon separation of the SAILSM securities and only whole warrants will be traded. Accordingly, unless you purchase at least four SAILSM securities, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares of Class A common stock upon exercise of a warrant, unless the shares of Class A common stock issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered exercising holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a SAILSM security containing such warrant will have paid the full purchase price for the SAILSM security solely for the share of Class A common stock underlying such SAILSM security.

We have agreed that as soon as practicable, but in no event later than twenty business days after the closing of our business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for registering the sale, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. We will use our commercially reasonable efforts to cause the same to become effective within 90 business days after the closing of our business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if shares of our Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain an effective registration statement, but we will use our commercially reasonable efforts to register or qualify the shares for sale under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 90th business day after the closing of the business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares for sale under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price for a warrant by surrendering such warrant for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.389. The “fair market value” means the VWAP of the shares of our Class A common stock for the 10 trading days ending on, and including, the third trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants for cash

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	for cash at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public stockholders’ warrants—Anti-dilution adjustments”) for any 20 trading days within a 30 trading-day period ending on, and including, the third trading day prior to the date we send the notice of redemption to the warrant holders.

We will not redeem the warrants for cash unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to our Class A common stock is available throughout the 30-day redemption period, unless the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants.

We have established the last redemption criterion discussed above to prevent a redemption call unless there is a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below) as well as the $11.00 (for whole shares) warrant exercise price before or after the redemption notice is issued.

Redemption of warrants when the per share price of Class A common stock equals or exceeds $10.00

Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•

for cash at a price of at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of shares of our Class A common stock (as defined below) except as otherwise described below; and

•

if, and only if, the last reported sale price of shares of our Class A common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below) for any 20 trading days within a 30 trading-day period ending on, and including, the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of shares of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the VWAP of shares of our Class A common stock for each of the 10 trading days ending on, and including, the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

Pursuant to the warrant agreement, references above to shares of Class A common stock will be deemed to include a security other than shares of Class A common stock into which the shares of Class A common stock have been converted or exchanged for in the event we are not the surviving company in our business combination. The numbers in the table below will not be adjusted when determining the number of shares of Class A common stock to be issued upon exercise of the warrants if we are not the surviving entity following our business combination.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth under the heading “—Anti-dilution adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. In addition to any adjustments made pursuant to this paragraph, if the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the

Market Value and the Newly Issued Price as set forth under the heading “—Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of a share of Class A Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.277	0.303	0.328	0.352	0.375	0.398	0.420	0.442	0.388
57 months	0.269	0.294	0.318	0.341	0.364	0.387	0.408	0.430	0.388
54 months	0.261	0.286	0.309	0.331	0.353	0.374	0.396	0.417	0.388
51 months	0.255	0.279	0.301	0.322	0.341	0.361	0.381	0.401	0.388
48 months	0.249	0.274	0.297	0.317	0.335	0.351	0.366	0.379	0.388
45 months	0.243	0.269	0.292	0.313	0.332	0.349	0.365	0.378	0.388
42 months	0.237	0.263	0.288	0.310	0.329	0.347	0.363	0.378	0.388
39 months	0.230	0.257	0.282	0.305	0.326	0.345	0.362	0.377	0.388
36 months	0.222	0.250	0.277	0.301	0.323	0.342	0.360	0.376	0.388
33 months	0.214	0.243	0.271	0.296	0.319	0.340	0.358	0.375	0.388
30 months	0.204	0.235	0.263	0.290	0.314	0.336	0.356	0.374	0.388
27 months	0.194	0.226	0.256	0.283	0.309	0.333	0.354	0.373	0.388
24 months	0.183	0.216	0.247	0.276	0.304	0.329	0.351	0.372	0.388
21 months	0.170	0.204	0.237	0.268	0.297	0.324	0.348	0.370	0.388
18 months	0.156	0.191	0.226	0.258	0.290	0.318	0.345	0.368	0.388
15 months	0.139	0.176	0.212	0.247	0.280	0.312	0.340	0.366	0.389
12 months	0.122	0.159	0.197	0.234	0.270	0.304	0.335	0.364	0.389
9 months	0.100	0.138	0.178	0.218	0.257	0.294	0.329	0.361	0.389
6 months	0.074	0.112	0.155	0.198	0.242	0.283	0.322	0.357	0.389
3 months	0.041	0.078	0.124	0.174	0.224	0.271	0.315	0.354	0.389
0 months	0.000	0.000	0.083	0.154	0.214	0.267	0.312	0.353	0.389

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the applicable “fair market value” of a share of our Class A common stock is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.294 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the applicable “fair market value” of a share of our Class A common stock is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.314 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.389 shares of Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A common stock are trading at or above $10.00 per public share, which may be at a time when the trading price of shares of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants for cash.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the IPO. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.00, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when such shares of Class A common stock were trading at a price higher than the exercise price of $11.00.

No fractional shares of Class A common stock will be issued upon exercise

If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our business combination), the warrants may be exercised for such other security. At such time as the warrants become exercisable for a security other than the shares of Class A common stock, the company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Cashless exercise

If we call the warrants for redemption as described above under “—Redemption of warrants for cash,” management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” over the exercise price of the warrants by (y) the fair market value. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our business combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

Exercise limitation

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other percentage as a holder may specify from time to time in writing to us and the warrant agent) of the shares of Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments

If the number of outstanding shares of our Class A common stock is increased by a stock dividend payable in shares of Class A common stock to all or substantially all holders of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering made to all or substantially all holders of shares of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “fair market value” will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (A) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for shares of Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (B) for these purposes, “fair market value” means the VWAP of the shares of our Class A common stock for the 10 trading-day period ending on, and including, the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of Class A common stock on account of such shares of Class A common stock (or other shares of capital stock into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with a proposed business combination, (d) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with a stockholder vote to amend our charter (A) to modify the substance or timing of our obligation allow redemption in connection with our business combination or to redeem 100% of our public shares if we do not complete our business combination within 24 months (or 27 months, as applicable) from the closing of the IPO or (B) with respect to other specified provisions relating to the stockholders’ rights or pre-business combination activity, (e) as a result of the repurchase of shares of Class A Common Stock by us if a proposed business combination is presented to the stockholders for approval or (f) in connection with the redemption of our public shares upon our failure to complete our business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our business combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor, directors or officers or their respective affiliates, without taking into account any shares of Class B common stock held by them, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our business combination on the date of the consummation of our business combination (net of redemptions), and (z) the volume weighted average trading price of shares of our Class A common stock for the 20 trading-day period starting on the trading day prior to the day on which we consummate our business combination (such price, the “Market Value”) is below $9.20 per share, (i) the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 110% of the higher of the Market Value and the Newly Issued Price, (ii) the $18.00 per share redemption trigger price described above under “—Redemption of warrants for cash” and will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and (iii) the $10.00 per share redemption trigger price described above under “—Redemption of warrants when the per share price of Class A common stock equals or exceeds $10.00” will be adjusted to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s charter or amended and restated bylaws or as a result of the redemption of shares of Class A common stock by the company if a proposed business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of shares of Class A common stock in such a transaction is payable in the form of shares of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

No fractional warrants have been issued upon separation of the SAILSM securities and only whole warrants will be traded. If, upon the detachment of warrants from the SAILSM securities or otherwise, a holder of warrants would be entitled to receive a fractional warrant, we will round down to the nearest whole number the number of warrants to be issued to such SAILSM security holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of Delaware or the United States District Court for the District of Delaware, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Other provisions

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any defective provision or mistake, including conforming the provisions of the warrant agreement set forth in the IPO prospectus or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the registered holders of the warrants; provided that all other modifications or amendments, including any amendment to increase the warrant price or shorten the exercise period and any amendment to the terms of only the private placement warrants, shall require the vote or written consent of the holders of at least 50% of the then outstanding public warrants. Notwithstanding the foregoing, the company may lower the warrant price or extend the duration of the exercise period, without the consent of the holders. You should review a copy of the warrant agreement, which has been filed as an exhibit to the IPO registration statement, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they duly exercise their warrants. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of our Class A common stock held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Voting limitation

The warrant agreement provides that no holder may vote more than 15% of the outstanding public warrants (measured on a beneficial basis and including such holder’s affiliates) unless consented to by us in writing to the warrant agent. In order to vote a public warrant, the beneficial owner thereof must identify itself and must represent that it together with its affiliates is not voting (on a beneficial basis) more than 15% of the outstanding public warrants based on the most recent disclosure by us in a filing with the SEC of the outstanding amounts of public warrants unless we allow a holder to vote greater than 15%.

Private placement warrants

The private placement warrants are identical to the warrants included as part of the SAILSM securities except that, so long as they are held by our sponsor, officers or directors or their respective permitted transferees, (i) they will not be redeemable by us (except as described above under “—Warrants—Public stockholders’ warrants—Redemption of warrants when the per share price of Class A common stock equals or exceeds $10.00”), (ii) they will not be transferable, assignable or salable until 30 days after the completion of our business combination (except, among other limited exceptions as described under the IPO registration statement’s section entitled “Principal Stockholders—Transfers of Alignment Shares and Private Placement Warrants,” to our officers and directors and other permitted transferees including persons or entities affiliated with our sponsor), (iii) they may be exercised by the holders on a cashless basis, and (iv) they (including the shares of Class A common stock issuable upon exercise of these warrants) are entitled to registration rights. If the private placement warrants are held by holders other than our sponsor, officers or directors or their respective permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the SAILSM securities.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would generally pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the shares of Class A common stock over the exercise price of the warrants by (y) the fair market value. For these purposes, the “fair market value” means the VWAP of the shares of our Class A common stock for the 10 trading days ending on, and including, the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our sponsor, directors and officers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended business combination, our sponsor or an affiliate of our sponsor may, but is not obligated to, loan us funds as may be required. Up to $3,000,000 principal amount of such loans may be convertible into private placement warrants of the post business combination entity at a price of $1.50 principal amount such loans for each private placement warrant at the option of our sponsor. These warrants would be identical to the private placement warrants.

Our sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the shares of Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our business combination, except that, among other limited exceptions as described under the IPO registration statement’s section entitled “Principal Stockholders—Transfers of Alignment Shares and Private Placement Warrants,” transfers can be made to our officers and directors and other permitted transferees including persons or entities affiliated with our sponsor.

Dividends

We have not paid any cash dividends on shares of our common stock to date and do not intend to pay any cash dividends prior to the completion of our business combination. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our business combination. The payment of any cash dividends subsequent to our business combination will be within the discretion of our board of directors at such time. Any payment of dividends or other distributions will be subject to consent of holders of a majority of the then outstanding shares of Class B common stock. Further, if we incur any indebtedness in connection with our business combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct, fraud or bad faith of the indemnified person or entity.

Our Second Amended and Restated Certificate of Incorporation

Our second amended and restated certificate of incorporation, or charter, contains certain requirements and restrictions from the time of the IPO that will apply to us until the completion of our business combination. These provisions cannot be amended without the approval of the holders of at least 65% of our common stock.

Our sponsor, directors and officers, who collectively will beneficially own approximately 5% of our common stock but are entitled to 20% of the voting power of the common stock prior to our business combination (assuming they do not purchase any SAILSM securities), may participate in any vote to amend our charter and will have the discretion to vote in any manner they choose. Specifically, our charter provides, among other things, that:

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if we are unable to complete our business combination within 24 months (or 27 months, as applicable) from the closing of the IPO, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

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prior to our business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to receive funds from the trust account or vote as a class with our public shares on any business combination;

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although we do not currently intend to enter into a business combination with a target business that is affiliated with our sponsor, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent and disinterested directors, will obtain an opinion from an independent investment banking firm that is a member of FINRA, or from an independent accounting firm, that such a business combination is fair to our company from a financial point of view;

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if a stockholder vote on our business combination is not required by applicable law or stock exchange listing requirements and we do not decide to hold a stockholder vote for business or other reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our business combination which contain substantially the same financial and other information about our business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

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so long as our securities are listed on the NYSE, our business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for working capital purposes, if any, and excluding the amount of any deferred underwriting discount held in trust) at the time of our signing a definitive agreement in connection with our business combination;

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if our stockholders approve an amendment to our charter (A) to modify the substance or timing of our obligation to allow redemption in connection with our business combination or to redeem 100% of our public shares if we do not complete our business combination within 24 months (or 27 months, as applicable) from the closing of the IPO or (B) with respect to other specified provisions relating to stockholders’ rights or pre-business combination activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares; and

•	we will not effectuate our business combination solely with another blank check company or a similar company with nominal operations.

In addition, our charter provides that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Certain Anti-Takeover Provisions of Delaware Law and our Charter and Amended and Restated Bylaws

We are subject to the provisions of Section 203 of the DGCL which regulates corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

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on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum for Certain Lawsuits

Our charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of our company to our company or our company’s stockholders, (iii) action asserting a claim against our company or any current or former director, officer, employee or stockholder of our company arising pursuant to any provision of the DGCL or our charter or our amended and restated bylaws (as either may be amended from time to time) or (iv) action asserting a claim governed by the internal affairs doctrine of the State of Delaware. These provisions shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our charter provides that, unless we consent in writing to the selections of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There remains uncertainty as to whether a court would enforce our provision. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our charter.

Special meeting of stockholders

Our amended and restated bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chair.

Advance notice requirements for stockholder proposals and director nominations

Our amended and restated bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by Written Consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of stockholders (other than holders of our alignment shares).

Registration and Stockholder Rights

The holders of the alignment shares, private placement warrants and warrants that may be issued upon conversion of working capital loans, if any, have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration and stockholder rights agreement. These holders will be entitled to make demands that we register such securities for sale under the Securities Act. In addition, these holders will have certain “piggy-back” registration rights to include such securities in other registration statements filed by us and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the costs and expenses incurred in connection with filing any such registration statements. Pursuant to the registration and stockholder rights agreement, our sponsor is entitled to nominate three individuals for election to our board of directors, as long as the sponsor holds any securities covered by the registration and stockholder rights agreement.

Listing of Securities

Our SAILSM securities, Class A common stock and warrants are listed on the NYSE under the symbols “CBAH.U,” “CBAH” and “CBAH WS,” respectively. The shares of our Class A common stock and warrants constituting the SAILSM securities began separately trading on February 1, 2021.